Exhibit 99.1

NEWS	Contact: Loren Singletary
(713) 346-7807

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO APPOINTS JOSE A. BAYARDO AS

SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER

HOUSTON, TX, August 31, 2015 — National Oilwell Varco, Inc. (NYSE: NOV) announced today that Jose A. Bayardo has been named Senior Vice President and Chief Financial Officer of National Oilwell Varco, effective August 28, 2015. Mr. Bayardo succeeds Scott K. Duff, Interim Chief Financial Officer.

Prior to joining National Oilwell Varco, Mr. Bayardo, age 43, served as Senior Vice President, Resource and Business Development at Continental Resources, Inc. Prior to Continental, Mr. Bayardo spent nine years with Complete Production Services, Inc., serving in various roles, including the position of Senior Vice President, Chief Financial Officer and Treasurer. Mr. Bayardo also served in several other roles at Complete, including Vice President - Corporate Development and Investor Relations, and Vice President of a subsidiary’s Rocky Mountain and Mid-Continent operations. Prior to joining Complete Production Services, Mr. Bayardo was an investment banker with J.P. Morgan. Mr. Bayardo earned a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University, a Master of Engineering Management from the McCormick School of Engineering at Northwestern University and a Bachelor of Science in Chemical Engineering from the University of Texas at Austin.

Clay C. Williams, Chairman, President and CEO of National Oilwell Varco, remarked, “I am delighted to welcome Jose to our executive management team. Jose brings a wealth of financial experience to NOV having worked both in the oil and gas industry and in investment banking during his career. Jose’s proven abilities in financial management will be central as we continue to pursue our strategic and financial business goals.”

Mr. Williams added, “I would also like to thank Scott Duff for his exceptional service and leadership over the past few months as we conducted our CFO search. With Scott’s continued support, we anticipate a smooth transition as Jose assumes his new roles and responsibilities. Scott will continue to serve as the company’s Vice President, Corporate Controller and Chief Accounting Officer.”

Mr. Bayardo remarked, “It is a tremendous opportunity to join the world’s leading oilfield equipment manufacturer. I look forward to working closely with the exceptional team at NOV to continue building on the success of the organization and further increase shareholder value.”

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations and the provision of oilfield services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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